Exhibit 99.1

Contact:	Media:	Investors:

	Jeff MacDonald	John Elicker
	Communications	Investor Relations
	212-546-4824	212-546-3775
	jeffrey.macdonald@bms.com	john.elicker@bms.com

BRISTOL-MYERS SQUIBB NAMES ALAN J. LACY TO

BOARD OF DIRECTORS

New York, (December 4, 2007) – Bristol-Myers Squibb Company (NYSE: BMY) today announced that Alan J. Lacy has been elected to its Board of Directors, effective January 2, 2008. Lacy will serve as a member of the Audit Committee.

Lacy, 54, is currently a senior advisor to Oak Hill Capital Partners, L.P., a private equity investment firm. From 1994 to 2006, he was employed by Sears, Roebuck and Co. and following the acquisition of the company, Sears Holdings Corporation. He held executive level positions of increasing responsibility in finance and operations, including his service as chief executive officer from 2000 to 2005. He also served as vice chairman from 2005 to 2006.

“We are very pleased to have a person of Alan’s broad business and financial experience join our Board,” said James D. Robinson III, chairman, Bristol-Myers Squibb. “He adds to an already outstanding group of directors.”

“Alan is a man of high integrity and business acumen,” added James M. Cornelius, chief executive officer, Bristol-Myers Squibb. “We look forward to his contributions as a director of our company as we continue to evolve into a next generation biopharma enterprise.”

Bristol-Myers Squibb is a global biopharmaceutical and related healthcare products company whose mission is to extend and enhance human life.

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